Exhibit (a)(2)

LIMITED LIABILITY COMPANY AGREEMENT
OF
NB CROSSROADS PRIVATE MARKETS ACCESS FUND LLC

Table of Contents

Page

Article I. DEFINITIONS	1
Article II. GENERAL PROVISIONS	4
2.1 Formation	4
2.2 Name	4
2.3 Purpose	4
2.4 Principal Place of Business	4
2.5 Registered Office and Registered Agent	4
2.6 Term	4
2.7 Title to Fund Property	5
2.8 No Liability of Members	5
2.9 Withholdings	5
2.10 Tax Classification	5
Article III. CAPITAL STRUCTURE AND MEETINGS	5
3.1 Members	5
3.2 Capital Structure.	5
3.3 Changes to Capital Structure	6
3.4 No Management Responsibility	7
3.5 No Authority to Act	7
3.6 No Preemptive Rights	7
3.7 Redemption or Repurchase Rights	7
3.8 Meetings of Members	7
3.9 Place of Meetings of Members	7
3.10 Notice of Members' Meetings.	8
3.11 Waiver of Notice.	8
3.12 Record Dates	8
3.13 Voting Record	9
3.14 Voting; Quorum of Members; Vote Required	9
3.15 No Consent Required	10
3.16 Limitations on Requirements for Consents	10
3.17 Informal Action by Members	11
3.18 Voting by Ballot	11
3.19 No Cumulative Voting	11
3.20 Representations and Warranties of Members; Indemnification.	11
Article IV. MANAGEMENT OF FUND	12
4.1 Board of Managers	12
4.2 Resignation by a Manager	13
4.3 Removal of a Manager; Designation of a Successor Manager.	13
4.4 Incapacity of a Manager.	14
4.5 Continuation	14
4.6 Board of Managers Powers	14
4.7 Annual and other Regular Meetings of the Board of Managers	17
4.8 Special Meetings of the Board of Managers	17
4.9 Notice of Meetings of the Board of Managers	17
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4.10 Quorum for Board of Managers Meetings	17
4.11 Manner of Acting for Board of Managers	18
4.12 Written Consent by Board of Managers	18
4.13 Participation by Electronic Means by Board of Managers	18
4.14 Committees of Managers	18
4.15 Manager Presumption of Assent	18
4.16 Manager Power to Bind Fund	18
4.17 Liability of the Managers	18
4.18 Reliance by Third Parties	18
4.19 Appointment of Auditors	19
4.20 Contracts with Affiliates	19
4.21 Obligations of the Managers	19
4.22 Other Business of Managers	19
4.23 Limitations on Board of Managers and Appropriate Officers	19
Article V. MANAGEMENT COMPANY	19
5.1 The Management Company	19
Article VI. OFFICERS	20
6.1 Appropriate Officers	20
6.2 Election of Officers	20
6.3 Voting Securities Owned by the Fund	20
6.4 Chairman of the Board of Managers	21
6.5 President	21
6.6 Vice Presidents	21
6.7 Secretary	21
6.8 Treasurer	22
6.9 Assistant Secretaries	22
6.10 Assistant Treasurers	22
6.11 Other Officers	22
Article VII. [Reserved]	23
Article VIII. DISTRIBUTIONS	23
8.1 [Reserved]	23
8.2 Distributions.	23
8.3 Valuation	23
Article IX. FUND EXPENSES	23
9.1 Fund Expenses.	23
Article X. INDEMNIFICATION	24
10.1 Indemnification.	24
Article XI. REPURCHASE OF Shares; mANDATORY WITHDRAWAL TRANSFERS OF Shares	26
11.1 Repurchase of Shares.	26
11.2 Mandatory Withdrawal.	27
11.3 Transfers of Shares.	27
11.4 Effect of Transfers	28
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11.5 Transfer Indemnity	28
11.6 Substituted Members	29
11.7 Effect of Death, Etc.	29
Article XII. ACCOUNTING	29
12.1 Books and Records	29
12.2 Annual Reports to Current Members	30
12.3 Filing of Tax Returns	30
12.4 Certain Tax Information	30
12.5 Determinations Binding	30
Article XIII. DISSOLUTION AND TERMINATION	30
13.1 Dissolution	30
13.2 Liquidation	31
13.3 Termination	31
Article XIV. POWER OF ATTORNEY	31
14.1 Power of Attorney	31
14.2 Irrevocability	32
14.3 Priority of Agreement	32
14.4 Exercise of Power	32
Article XV. MISCELLANEOUS	32
15.1 Amendments	32
15.2 Certificate of Formation	33
15.3 Delaware Law	33
15.4 Counterparts	33
15.5 Binding upon Successors and Assigns	33
15.6 Notices	33
15.7 Severability	33
15.8 Entire Agreement	34
15.9 Headings, Etc.	34
15.10 Waiver of Partition	34
15.11 Survival of Certain Provisions	34
15.12 Confidentiality	34

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LIMITED LIABILITY COMPANY AGREEMENT
OF
NB CROSSROADS PRIVATE MARKETS ACCESS FUND LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of NB Crossroads Private Markets Access Fund LLC, a Delaware limited liability company (the "Fund"), is made as of the 10th day of July, 2020, by and among the Organizational Member, the Managers and those Persons hereinafter admitted as Members and has been executed for the purpose of providing for the operation of the Fund pursuant to the provisions of the Delaware Limited Liability Company Act.

Accordingly, in consideration of the mutual covenants contained herein, the Members agree as follows:

Article I.
DEFINITIONS

As used herein, the following terms shall have the following meanings and all such terms which relate to accounting matters shall be interpreted in accordance with generally accepted accounting principles in effect from time to time except as otherwise specifically provided herein:

"40 Act Majority of Members" means the lesser of (a) the holders of 67% or more of the outstanding Shares present at a meeting of the Members at which a Majority in Interest of the Members is present in person or by proxy or (b) a Majority in Interest of the Members.

"Act" means the Delaware Limited Liability Company Act, as from time to time amended.

"Affiliate" shall have the meaning ascribed to such term in the Investment Company Act.

"Agreement" means this Limited Liability Company Agreement of the Fund as originally executed and as amended, modified, supplemented or restated from time to time.

"Applicable Rate" shall mean a rate per annum equal, at the time of determination, to the sum of (i) the highest "prime rate" then published in the "Money Rates" section of The Wall Street Journal and (ii) two percent (2%).

"Appropriate Officer" shall mean an officer of the Fund appointed in accordance with Section 4.6(d) hereof who has not resigned, been removed or become incapacitated.

"Board of Managers" shall mean those natural persons who at any given time are serving as Managers of the Fund in accordance with this Agreement.

"Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to be closed.

"Cause" means willful or gross neglect of duties; committing fraud, misappropriation or embezzlement in the performance of duties on behalf of the Fund; conviction of a felony involving a crime of moral turpitude; or willfully engaging in conduct materially adverse to the Fund.

"Class" means any division of Shares, which is or has been established in accordance with the provisions of Section 3.2 hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision of succeeding law).

"Confidential Information" shall have the meaning set forth in Section 15.12 hereof.

"Disinterested Manager" shall mean any member of the Board of Managers that is not an "interested person" of the Fund as such term is defined in the Investment Company Act, as the same may be amended from time to time.

"Distributor" shall mean Neuberger Berman BD LLC any successor distributor to the Fund.

"Fiscal Year" means the 12-month period ending on March 31, unless the Board of Managers shall designate another fiscal year for the Fund, or such other year permitted or required under the Code.

"Fund" means NB Crossroads Private Markets Access Fund LLC, a Delaware limited liability company.

"Incapacity" shall mean, as to any Person, the entry of an order for relief in a bankruptcy proceeding, entry of an order of incompetence or insanity or the death, dissolution or termination (other than by merger or consolidation), as the case may be, of such Person.

"Indemnified Liabilities" shall have the meaning specified in Section 10.1(a) hereof.

"Indemnified Person" shall have the meaning specified in Section 10.1(a) hereof.

"Initial Closing Date" means the first date on or as of which a Member other than the Management Company or one of its affiliates is admitted to the Fund.

"Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

"Majority in Interest of the Members" means Members who in the aggregate own more than 50% of the outstanding Shares.

"Management Agreement" shall mean the agreement between the Fund and the Management Company that provides for the provision of management services by the Management Company to the Fund and the payment therefor as in effect from time to time.

"Management Company" shall mean Neuberger Berman Investment Advisers LLC or any successor management company to the Fund.

"Manager" shall mean a member of the Board of Managers of the Fund. Each Manager shall be a "manager" within the meaning of the Act, afforded the limitation of liability accorded to Managers hereunder.

"Member" means any Person admitted to the Fund as a member of the Fund pursuant to the provisions of this Agreement and named as a member of the Fund in the books and records of the Fund, including any Person admitted as a Substituted Member, in such Person's capacity as a member of the Fund. "Members" means two or more Persons acting in their capacity as members of the Fund.

"Organizational Member" shall mean James Bowden.

"Person" means any natural person, individual, corporation, partnership, trust, estate, limited liability company, custodian, unincorporated organization or association or other entity.

"Prospectus" means the Fund's current prospectus, including the statement of additional information, as amended or supplemented, and included in the Fund's currently effective registration statement(s) or post-effective amendments thereto, as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended and the Investment Company Act.

"Shares" means the equal proportionate shares into which the membership interests of all Members are divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Shares of the same Class and as to which the holder thereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Shares as well as whole Shares.

"Subscription Agreement" shall mean the subscription agreement entered into by a Member to acquire Shares.

"Substituted Member" means any Person admitted to the Fund as Member pursuant to the provisions of Section 11.6 hereof and shown as a Member in the books and records of the Fund.

"Supermajority of Members" means Members who in the aggregate own more than 67% of the outstanding Shares.

"Transfer" shall have the meaning specified in Section 11.3(a) hereof.

"Underlying Funds" shall mean the private equity funds invested in by the Fund, including investments in equity or debt securities of portfolio companies alongside Underlying Funds and other private equity firms.

Article II.
GENERAL PROVISIONS

2.1            Formation. The Fund was formed as a limited liability company under the laws of the State of Delaware by the filing of the Certificate of Formation on July 10, 2020 pursuant to the Act. The Fund and the Members hereby discharge the organizer and Organizational Member of the Fund, and the organizer and Organizational Member shall be indemnified by the Fund and the Members from and against any expense or liability incurred by the organizer or Organizational Member by reason of having been the organizer or Organizational Member of the Fund. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Fund shall be governed by the Act. The Organizational Member shall automatically withdraw from the Fund immediately preceding the commencement of operations of the Fund without any further action by the Organizational Member or the Fund, and shall have no further right, interest or obligation of any kind whatsoever as a member of the Fund.

2.2               Name. The name of the Fund is "NB Crossroads Private Markets Access Fund LLC." The name of the Fund may be changed from time to time by the Board of Managers in its sole discretion.

2.3              Purpose. The purposes of the Fund are to identify, acquire, hold, manage and dispose of interests in Underlying Funds and other investments, in accordance with the terms of this Agreement and the Prospectus and to engage in any other activities which may be directly or indirectly related or incidental thereto or for the furtherance or accomplishment of the preceding purposes or of any other purpose permitted by the Act and the Investment Company Act. The Fund shall have all power and authority to enter into, make and perform all contracts and other undertakings and to engage in all activities and transactions and take any and all actions necessary, appropriate, desirable, incidental or convenient to or for the furtherance or accomplishment of the above purposes or of any other purpose permitted by the Act and the Investment Company Act or the furtherance of any of the provisions herein set forth and to do every other act and thing incidental thereto or connected therewith, including, without limitation, investing the funds of the Fund pending their utilization or disbursement, and any and all of the other powers that may be exercised on behalf of the Fund by the Board of Managers pursuant to this Agreement. The Fund shall not be limited as to the number or types of Underlying Funds, or the amount invested in particular Underlying Funds, and may invest within and outside the United States without restriction.

2.4              Principal Place of Business. The Fund shall maintain its office and principal place of business at, and its business shall be conducted from, 1290 Avenue of the Americas, New York, New York, 10104, or such place or places inside or outside the United States as the Board of Managers may determine.

2.5              Registered Office and Registered Agent. The address of the Fund's registered office and registered agent for service of process in the State of Delaware is Universal Registered Agents, Inc., 12 Timber Creek Lane, Newark, Delaware 19711. The address of the Fund's registered office and registered agent for service of process in the State of Delaware of the Fund may be changed from time to time by the Board of Managers.

2.6              Term. The term of the Fund commenced upon the date of the filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 13.1 hereof.

2.7              Title to Fund Property. All property owned by the Fund, whether real or personal, tangible or intangible, shall be owned by the Fund as an entity, and no Member or Manager individually shall have title to or any interest in such property.

2.8              No Liability of Members. All debts, obligations and liabilities of the Fund, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Fund, and no Member shall be obligated personally for any such debt, obligation or liability of the Fund solely by reason of being a Member. Except for the obligations set forth hereunder and under the Subscription Agreements, the liability of the Members shall be limited to the maximum extent permitted by the Act. If a Member is required under the Act to return to the Fund or pay, for the benefit of creditors of the Fund, amounts previously distributed to such Member, the obligation of such Member to return or pay any such amount to the Fund shall be the obligation of such Member and not the obligation of the Managers.

2.9              Withholdings. If the Fund is required by law to withhold any amounts on a distribution or other payment to a Member (including any payment of federal, state, local or foreign withholding taxes), then the Fund shall withhold any such amounts required by applicable law. Any such withheld amounts shall be treated as having been paid to such Member.

2.10         Tax Classification. The Fund intends to make an election to be treated as a regulated investment company for U.S. federal income tax purposes. The Board of Managers shall have the power to change the Fund's U.S. federal income tax classification, including to revoke its election to be taxed as a regulated investment company at any time.

Article III.
CAPITAL STRUCTURE AND MEETINGS

3.1              Members. The Fund may admit one or more Members as of the first Business Day of each calendar month, or at such other times as determined in the discretion of the Board of Managers. The name, address and the amount of Shares owned by each Member shall be recorded on the books and records of the Fund upon acceptance by the Fund of a purchase of Shares. From time to time, the books and records of the Fund shall be amended to reflect the name, address and Shares of each Member (including, as permitted by this Agreement, adding the name, address and Shares of each additional Member who is admitted or becomes a Substituted Member pursuant to a Transfer of Shares and deleting the name, address and Shares of Persons ceasing to be Members). The Members shall have the management and voting rights set forth in this Agreement and provided under the Act and the Investment Company Act to any distributions as may be authorized and set forth under this Agreement and under the Act.

3.2              Capital Structure.

(a)               Subject to the terms of this Agreement, the Fund is authorized to issue an unlimited number of membership interests in the Fund designated as "Shares."

(b)               The Fund's Shares shall be divided into such transferable Shares of as many separate and distinct Classes of Shares as the Board of Managers, in their sole discretion and without Member approval, from time to time create and establish. The Board of Managers shall have full power and authority, in their sole discretion, and without obtaining any prior authorization or vote of the Members of any Class of the Fund, to create, establish and designate, and to change in any manner, any initial Class or additional Classes, and to fix such preferences, voting powers, rights and privileges of such Classes as the Board of Managers may from time to time determine, to divide or combine the Shares or any Classes into a greater or lesser number, to classify or reclassify any unissued Shares or any Shares previously issued and reacquired of any Shares into one or more Shares that may be established and designated from time to time, and to take such other action with respect to the Shares as the Board of Managers may deem desirable. Unless another time is specified by the Board of Managers, the establishment and designation of any Shares shall be effective upon the adoption of a resolution by the Board of Managers setting forth such establishment and designation and the preferences, powers, rights and privileges of the Shares of such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Class including, without limitation, the Prospectus of the Fund, or as otherwise provided in such resolution.

(c)               The Fund shall issue Shares of each Class to any Person at the net asset value of such Class of Shares as calculated in accordance with the Fund's Prospectus and the valuation procedures adopted by the Board of Managers and in exchange for such consideration as may be determined by the Board of Managers. The number of Shares issued to Members shall be listed in the membership records of the Fund, which shall be amended from time to time by the Fund as required to reflect issuances of Shares to new Members, changes in the number of Shares held by Members and to reflect the addition or cessation of Members. The number of Shares held by each Member shall not be affected by any issuance by the Fund of Shares to other Members. Subject to the requirements of the Investment Company Act, the Fund is authorized to issue options or warrants to purchase Shares and other securities convertible, exchangeable or exercisable for Shares, on such terms as may be determined by the Board of Managers or a duly authorized committee thereof.

(d)               Except as provided herein, each Share of a particular Class shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund), and each Share of a particular Class shall be equal with respect to net asset value per Share of that Class as against each other Share of that Class. The rights attaching to all Shares shall be identical as to right of repurchase by the Fund, distributions (whether or not on liquidation), and voting rights. The Board may from time to time divide or combine the Shares of a particular Class into a greater or lesser number of Shares of that Class provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or other holder of Shares or in any way affect the rights of Shares.

(e)               All references to Shares in this Agreement shall be deemed to be Shares of any or all Classes as the context may require. All provisions herein relating to the Fund shall apply equally to each Class of the Fund except as the context otherwise requires.

(f)                Unless otherwise determined by the Board of Managers in its sole discretion, the issued and outstanding Shares shall not be represented by certificates.

3.3              Changes to Capital Structure. Additional Persons may be admitted as Members, and additional Shares may be created and issued from time to time; the terms of admission or issuance may provide for the creation of different Classes, groups or series of Shares having different rights, powers and duties, which rights, powers and duties may be senior, pari passu or junior to the rights, powers and duties of the existing Shares or Classes, as determined by the Board of Managers. Any creation of any new Class, group or series of Shares or other equity interests shall be reflected in a supplemental exhibit to this Agreement indicating such rights, powers and duties.

3.4              No Management Responsibility. No Member, in such capacity, shall participate in the management or control of the business of or transact any business for the Fund, but may exercise the voting rights and powers of a Member set forth in this Agreement. All management responsibility is vested in the Board of Managers or any person delegated such responsibility. The Members hereby consent to the taking of any action by the Board of Managers, Appropriate Officers or the Management Company contemplated under this Agreement or otherwise permitted under the Act.

3.5              No Authority to Act. No Member, in such capacity, shall have the power to represent, act for, sign for, or bind the Fund, except for the Management Company, to the extent expressly set forth herein, and the Organizational Member. All authority to act on behalf of the Fund is vested in the Board of Managers. The Members consent to the exercise by the Management Company and the Board of Managers of the powers conferred on them under this Agreement or otherwise permitted under the Act.

3.6              No Preemptive Rights. Holders of Shares will have no preemptive rights with respect to the issuance of any membership or other equity interest in the Fund or any other securities of the Fund convertible into, or carrying rights or options to purchase any such membership or other equity interest.

3.7              Redemption or Repurchase Rights. Except as otherwise provided in this Agreement, the Fund shall not redeem or repurchase any Member's Shares and no Member shall have the right to withdraw from the Fund.

3.8              Meetings of Members. Unless required by the Act or other applicable law, the Fund is not required to hold annual or other regular meetings of Members. Special meetings of the Members may be called to consider any matter requiring the consent of all or any of the Members pursuant to this Agreement and as otherwise determined by the Board of Managers. Special meetings of the Members may be called by the Board of Managers or by a Supermajority of Members.

3.9              Place of Meetings of Members. The Board of Managers may designate any place, either within or outside of the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the Managers. If no designation is made, the place of meeting shall be the principal executive offices of the Fund. Members may participate in a meeting in person, by proxy or by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can hear and speak to each other at the same time, and any such participation in a meeting shall constitute presence in person of such Member at such meeting.

3.10          Notice of Members' Meetings.

(a)               Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose for which the meeting is called shall be delivered not less than ten days nor more than 90 days before the date of the meeting, either personally, by facsimile, electronic mail or by postal mail, by or at the direction of the Board of Managers or Members calling the meeting to each Member of record entitled to vote at such meeting.

(b)               Notice to Members, if mailed by post, shall be deemed delivered as to any Member when deposited in the United States mail, addressed to the Member, with postage prepaid, but, if two successive letters mailed to the last-known address of any Member are returned as undeliverable, no further notices to such Member shall be necessary until another address for such Member is made known to the Fund. Notice to Members, if by facsimile or by electronic mail, shall be deemed delivered upon receipt of a confirmation of transmission when delivered.

(c)               At an adjourned meeting, the Fund may transact any business which might have been transacted at the original meeting without additional notice.

3.11          Waiver of Notice.

(a)               When any notice is required to be given to any Member under the provisions of this Agreement, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

(b)               By attending a meeting, a Member:

(i)                 Waives objection to lack of notice or defective notice of such meeting unless the Member, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting; and

(ii)              Waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the Member objects to considering the matter when it is presented.

3.12          Record Dates. For the purpose of determining the Members who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any distribution, or for the purpose of any other action, the Managers may fix a date and time not more than 90 days prior to the date of any meeting of Members or other action as the date and time of record for the determination of Members entitled to vote at such meeting or any adjournment thereof or to be treated as Members of record for purposes of such other action, and any Member who was a Member at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Member of record for purposes of such other action, even though he has since that date and time disposed of his Shares, and no Member becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Member of record for purposes of such other action.

3.13          Voting Record. The Person having charge of the membership records of the Fund shall make, at least two days before such meeting of Members, a complete record of the Members entitled to vote at each meeting of Members or any adjournment thereof, with the address of each. The record, for a period of two days prior to such meeting, shall be kept on file at the principal executive offices of the Fund, and shall be subject to inspection by any Member for any proper purpose germane to the meeting at any time during usual business hours; provided, however, that such Member shall have made a demand to view such records not less than five Business Days after receipt of notice of such meeting, properly delivered to the Fund and setting forth in reasonable detail the purpose for which such Member desires to view such information. The original membership records shall be the prima facie evidence as to who are the Members entitled to examine the record or transfer books or to vote at any meeting of Members.

3.14          Voting; Quorum of Members; Vote Required. Each Member as of the record date for a meeting of Members shall be entitled to cast at such meeting one vote for each dollar of net asset value of the Shares held by the Member, as of the record date (and each fractional dollar amount shall be entitled to a proportionate fractional vote), as to any matter on which the Member is entitled to vote as of the record date. On each matter submitted to a vote of Members, unless the Board of Managers determines otherwise, all Shares of all Classes shall vote as a single class; provided, however, that: (i) as to any matter with respect to which a separate vote of any Class is required by the Investment Company Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (ii) unless the Board of Managers determines that this clause (ii) shall not apply in a particular case, to the extent that a matter referred to in clause (i) above affects more than one Class and the interests of each such Class in the matter are identical, then the Shares of all such affected Classes shall vote as a single class; and (iii) as to any matter which does not affect the interests of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote. The presence, in person or by proxy, of Members owning more than 33-1/3% of the Shares at the applicable record date for the action to be taken constitutes a quorum for the transaction of business. If a quorum is present, the affirmative vote, in person or by proxy, of the owners of more than 50% of the Shares then outstanding and represented in person or by proxy at the meeting and entitled to vote on the subject matter shall be the act of the Members, unless the vote of a greater or lesser proportion or number or voting by Classes is required by the Act, the Investment Company Act or this Agreement. If a quorum is not represented at any meeting of the Members, such meeting may be adjourned by an Appropriate Officer or the Board of Managers.

The Members shall have the following voting rights:

(a)               to the extent required by the Investment Company Act or as otherwise provided for herein, the right to elect members of the Board of Managers by the Majority In Interest of the Members;

(b)               as provided herein, the right to remove Managers for Cause by the affirmative vote of a Supermajority of Members at a meeting of Members duly called for such purpose;

(c)               to the extent required by the Investment Company Act, the right to approve any proposed investment advisory agreement or to disapprove and terminate any such existing agreement by the affirmative vote of a 40 Act Majority of Members; provided, however, in the case of approval that such agreement is also approved by a majority of Managers who are not parties to such contract or "interested persons" of any such party as such term is defined in the Investment Company Act, as the same may be amended from time to time;

(d)               to the extent required by the Investment Company Act, the right to ratify the appointment of the independent accountants of the Fund by the affirmative vote of more than 50% of the Shares then outstanding and represented in person or by proxy at the meeting and entitled to vote; provided, however, that such appointment is approved by a majority of the Disinterested Managers;

(e)               to the extent required by the Investment Company Act, the right to terminate the Fund's independent accountants by the affirmative vote of a 40 Act Majority of Members;

(f)                to the extent required by Section 13.2 hereof, the selection of a liquidator by the affirmative vote of a Majority in Interest of the Members;

(g)               to the extent required by Section 15.1 hereof, the right to approve certain amendments to this Agreement by the affirmative vote of a Majority in Interest of the Members; and

(h)               so long as the Fund is subject to the provisions of the Investment Company Act, the right to approve any other matters that the Investment Company Act requires to be approved by the Members by the affirmative vote of Members as specified in the Investment Company Act.

3.15          No Consent Required. Notwithstanding the foregoing, no vote, approvals, or other consent shall be required of the Members to amend this Agreement in any of the following respects: (i) to reflect any change in the amount or character of the Shares of any Member; (ii) to admit an additional Member or a Substituted Member or withdraw a Member in accordance with the terms of this Agreement; (iii) to correct any false or erroneous statement, or to make a change in any statement in order that such statement shall accurately represent the agreement among the Members in this Agreement; (iv) to reflect any change that is necessary to qualify the Fund as a limited liability company under the laws of any state; (v) to reflect any change in the name or principal place of business of the Fund; (vi) to make any other change or amendment that does not require the vote, approval or consent of Members under the Investment Company Act, the Act or expressly hereunder, provided that such change or amendment has been approved by a majority of the Board of Managers and a majority of the Disinterested Managers.

3.16          Limitations on Requirements for Consents. Notwithstanding any other provisions of this Agreement, but subject to the requirements of the Investment Company Act, in the event that counsel for the Fund or counsel designated by Members holding not less than 10% of the Shares owned by all Members shall have delivered to the Fund an opinion to the effect that either the existence of a particular consent right or particular consent rights, or the exercise thereof, will violate the provisions of the Act or the laws of the other jurisdictions in which the Fund is then formed or qualified, will adversely affect the limited liability of the Members, or will adversely affect the classification of the Fund as a partnership for federal or state income tax purposes, then notwithstanding the other provisions of this Agreement, the Members shall no longer have such right, or shall not be entitled to exercise such right in the instant case, as the case may be.

3.17          Informal Action by Members. Any action that may be taken by Members at a meeting of Members may be taken without a meeting without prior notice and without a vote if consent in writing setting forth the action to be taken is signed by the Members holding not less than the minimum percentage of Shares that would be necessary to authorize or take such action at a meeting at which all the Members were present and voted, with prompt written notice thereof delivered to all Members. Written consent by the Members has the same force and effect as a vote of such Members held at a duly held meeting of the Members and may be stated as such in any document.

3.18        Voting by Ballot. Voting on any question or in any election may be by voice vote unless the presiding officer shall order or any Member shall demand that voting be by ballot.

3.19          No Cumulative Voting. No Members shall be entitled to cumulative voting in any circumstance.

3.20          Representations and Warranties of Members; Indemnification.

(a)               Each Member hereby represents and warrants to the Fund and each other Member as follows:

(i)                 In each case to the extent applicable, such Member is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All requisite actions necessary for the due authorization, execution, delivery and performance of this Agreement by such Member have been duly taken.

(ii)              Such Member has duly executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of such Member enforceable against such Member in accordance with its terms (except as may be limited by bankruptcy, insolvency, or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

(iii)            Such Member's authorization, execution, delivery and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of (A) to the extent applicable, the certificate or articles of incorporation, by-laws or other organizational documents of such Member, (B) any material contract or agreement to which that Member is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitration award to which that Member is subject; or (ii) require any consent, approval, or authorization from filing, or registration with or notice to, any governmental authority or other Person, other than those that have already been obtained.

(iv)             Such Member is familiar with the proposed business, financial condition, properties, operations and prospects of the Fund, and has asked such questions and conducted such due diligence concerning such matters and concerning its acquisition of any Shares as it has desired to ask and conduct, and all such questions have been answered to its full satisfaction. Such Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Fund. Such Member understands that owning Shares involves various risks, including the restrictions on transferability set forth in this Agreement, lack of any public market for such Shares, the risk of owning its Shares for an indefinite period of time and the risk of losing its entire investment in the Fund. Such Member is able to bear the economic risk of such investment; is acquiring its Shares for investment and solely for its own beneficial account and not with a view to or any present intention of directly or indirectly selling, transferring, offering to sell or transfer, participating in any distribution or otherwise disposing of all or a portion of its Shares.

(b)               Each Member hereby indemnifies the Fund, the Management Company, the Board of Managers and their respective Affiliates from and against and agrees to hold the Fund, the Management Company, the Board of Managers and their respective Affiliates free and harmless from any and all claims, losses, damages, liabilities, judgments, fines, settlements, compromises, awards, costs, expenses or other amounts (including without limitation any attorney fees, expert witness fees or related costs) arising out of or otherwise related to a breach of any of the representations and warranties of such Member as set forth in this Section 3.20.

(c)               Such Member shall not transfer, sell, or offer to sell such Member's Shares without compliance with the conditions and provisions of this Agreement;

(d)               If such Member assigns all or any part of such Member's Shares, then until such time as one or more assignees thereof are admitted to the Fund as a Substituted Member with respect to the Shares so assigned, the matters to which any holder thereof would covenant and agree if such holder were to execute this Agreement as a Member shall be and remain true; and

(e)               Such Member shall notify the Fund immediately if any representations or warranties made herein or in any Subscription Agreement should be or become untrue.

Article IV.
MANAGEMENT OF FUND

4.1              Board of Managers.

(a)               The governing body of the Fund shall be the Board of Managers, which shall have the power to control the management and policies of the Fund, including the complete authority to oversee and to establish policies regarding the management, conduct and operation of the Fund's business, and to do all things necessary and proper to carry out the objective and business of the Fund. The parties hereto intend that, to the fullest extent permitted by law and except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers and authority on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Disinterested Manager shall be vested with the same powers and authority on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the Investment Company Act that is organized as a Delaware corporation who is not an "interested person" of such company as such term is defined in the Investment Company Act.

(b)               Prior to the Initial Closing Date, the Organizational Member may, in its sole discretion, designate and elect persons to serve as Managers on the Board of Managers. The maximum number of Managers to be appointed by the Organizational Member shall be set at six, and may thereafter be increased or decreased by action of the Board of Managers provided that at no time shall the number of Managers be set at less than three or more than ten. The Managers shall be set forth in Schedule A hereto or in the official records of the Fund. The Managers shall hold office until their successors are approved and elected, unless they are sooner removed pursuant to Section 4.3 hereof, or sooner resign pursuant to Section 4.2 hereof or sooner are incapacitated pursuant to Section 4.4 hereof, as the case may be. Managers may succeed themselves in office. No reduction in the number of Managers shall have the effect of removing any Manager from office unless specially removed pursuant to Section 4.3 hereof at the time of such decrease. Subject to the requirements of the Investment Company Act, the Board of Managers may designate successors to fill vacancies created by an authorized increase in the number of Managers, the resignation of a Manager pursuant to Section 4.2 hereof, the removal of a member of the Board of Managers pursuant to Section 4.3 hereof or the incapacity of a Manager pursuant to Section 4.4 hereof. In the event that no Managers remain, the Management Company shall continue the business of the Fund and shall perform all duties of the Managers under this Agreement and shall as soon as practicable call a special meeting of Members for the purpose of approving and electing Managers. Managers may, but need not be, admitted to the Fund as Members to act in their capacity as Managers.

4.2              Resignation by a Manager. A Manager may voluntarily resign from the Board of Managers upon the giving of notice thereof to the Fund, such resignation to take effect upon receipt of such notice by the Fund or such later date as set forth in such notice.

4.3              Removal of a Manager; Designation of a Successor Manager.

(a)               Any Manager may be removed either: (i) for Cause by the action of at least two-thirds of the remaining Managers; (ii) by failure to be re-elected by the Members at a meeting of Members duly called by the Managers for such purpose; or (iii) for Cause by the affirmative vote of a Supermajority of Members. In addition to the foregoing, a Manager who is not a Disinterested Manager may be removed by a majority of the remaining Managers in the event such Manager is no longer an employee or officer of the Management Company or an Affiliate thereof.  The removal of a Manager shall in no way derogate from any rights or powers of such Manager, or the exercise thereof, or the validity of any actions taken pursuant thereto, prior to the date of such removal.

(b)               The remaining Managers shall designate a successor Manager to fill any vacancy existing in the number of Managers fixed pursuant to Section 4.1(b) hereof resulting from removal of a Manager, provided, however, that in the case of a Disinterested Manager, only the remaining Disinterested Managers may designate a successor Disinterested Manager.  Any such successor Manager shall hold office until his or her successor has been approved and duly elected.

(c)               Any removal of a Manager shall not affect any rights or liabilities of the removed Manager that matured prior to such removal.

4.4              Incapacity of a Manager.

(a)               In the event of the Incapacity of a Manager, the business of the Fund shall be continued by the remaining Managers. The remaining Managers shall, within 90 days, call a meeting of the Board of Managers for the purpose of designating a successor Manager. Any such successor Manager shall hold such office until his or her successor has been approved and elected by the Members. The Managers shall make such amendments to the certificate of formation and execute and file for recordation such amendments or other documents or instruments as are necessary and required by the Act or this Agreement to reflect the fact that such Incapacitated Manager has ceased to be a Manager and the appointment of such successor Manager.

(b)               In the event of the Incapacity of all Managers, an Appropriate Officer shall as promptly as practicable convene a meeting of Members for the purpose of electing new Managers nominated by the Nominating Committee of the Board of Managers. Upon the Incapacity of a Manager, the Manager shall immediately cease to be a Manager.

(c)               Any such termination of a Manager shall not affect any rights or liabilities of the Incapacitated Manager that matured prior to such Incapacity.

4.5              Continuation. In the event of the withdrawal, removal, Incapacity or retirement of a Manager, the Fund shall not be dissolved and the business of the Fund shall be continued by the remaining Managers.

4.6              Board of Managers Powers. Subject to the terms hereof, the Board of Managers shall have full and complete discretion in the management and control of the affairs of the Fund, shall make all decisions affecting Company affairs and shall have all of the rights, powers and obligations of a managing member of a limited liability company under the Act and otherwise as provided by law. The Board of Managers shall provide overall guidance and supervision with respect to the operations of the Fund, shall perform all duties imposed on the directors of registered investment companies by the Investment Company Act, and shall monitor the activities of the Appropriate Officers, the Management Company, the Distributor and any administrator to the Fund. Except as otherwise expressly provided in this Agreement, the Board of Managers is hereby granted the right, power and authority to do on behalf of the Fund all things which, in its sole judgment, are necessary or appropriate to manage the Fund's affairs and fulfill the purposes of the Fund. Any determination as to what is in the interests of the Fund made by the Managers in good faith shall be conclusive. In construing the provisions of this Agreement, the presumption shall be in the favor of a grant of power to the Managers. The powers of the Managers include, by way of illustration and not by way of limitation, the power and authority from time to time to do the following:

(a)               invest all or substantially all of the Fund's assets;

(b)               incur all expenses permitted by this Agreement;

(c)               to the extent that funds are available, cause to be paid all expenses, debts and obligations of the Fund;

(d)               appoint and dismiss (i) Appropriate Officers to serve as officers of the Fund and (ii) and the Management Company to serve as management company, in each case with such powers and authority as may be provided to such Persons by the Board of Managers or by this Agreement;

(e)               employ and dismiss from employment such agents, employees, managers, advisers, accountants, attorneys, consultants and other Persons necessary or appropriate to carry out the business and affairs of the Fund, whether or not any such Persons so employed are affiliated persons of any Manager, and to pay such compensation to such Persons as is competitive with the compensation paid to unaffiliated Persons in the area for similar services;

(f)               subject to the indemnification provisions in this Agreement and under applicable law, pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or settle, upon such terms it deems sufficient, any obligation, suit, liability, cause of action or claim, including tax audits, either in favor of or against the Fund;

(g)             enter into any distribution agreements, sub-distribution agreements and escrow agreements with respect to the sale of Shares; borrow money and issue multiple classes of senior indebtedness or a single class of interests senior to the Shares to the extent permitted by the Investment Company Act and repay, in whole or in part, any such borrowing or indebtedness and repurchase or retire, in whole or in part, any such interests senior to the Shares; and in connection with such loans or senior instruments, to mortgage, pledge, assign or otherwise encumber any or all properties or assets owned by the Fund, including any income therefrom, to secure such borrowing or provide repayment thereof;

(h)             establish and maintain accounts with financial institutions, including federal or state banks, brokerage firms, trust companies, savings and loan institutions or money market funds;

(i)                 make temporary investments of Fund capital in short-term investments;

(j)                 establish valuation principles and periodically apply such principles to the Fund's investment portfolio;

(k)               to the extent permitted by the Investment Company Act, designate and appoint one or more agents for the Fund who shall have such authority as may be conferred upon them by the Board of Managers and who may perform any of the duties of, and exercise any of the powers and authority conferred upon, the Board of Managers hereunder including, but not limited to, designation of one or more agents as authorized signatories on any bank accounts maintained by the Fund;

(l)                 prosecute, protect, defend, or cause to be protected and defended, or abandon, any patents, patent rights, copyrights, trade names, trademarks and service marks, and any applications with respect thereto, that may be held by the Fund;

(m)              take all reasonable and necessary actions to protect the secrecy of and the proprietary rights with respect to any know-how, trade secrets, secret processes or other proprietary information and to prosecute and defend all rights of the Fund in connection therewith;

(n)               subject to the other provisions of this Agreement, to enter into, make and perform such contracts, agreements, and other undertakings, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Agreement, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings, and transactions with any Member, Manager, Appropriate Officer or Management Company or with any other person, firm, or corporation having any business, financial, or other relationship with any Member, Manager, Appropriate Officer or Management Company, provided, however, such transactions with such Persons and entities (i) shall only be entered into to the extent permitted under the Investment Company Act and (ii) shall be on terms no less favorable to the Fund than are generally afforded to unrelated third parties in comparable transactions;

(o)                 purchase, rent or lease equipment for Fund purposes;

(p)               purchase and maintain, at the Fund's expense, liability and other insurance to protect the Fund's assets from third party claims; and cause the Fund to purchase or bear the cost of any insurance covering any potential liabilities of the Members, Managers, Appropriate Officers, Management Company or agents of the Fund, or officers, employees, directors, members or partners of the Management Company or any agent of the Fund;

(q)                 cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the assets of the Fund;

(r)              make or cause to be made any election on behalf of the Fund under the Code and other tax laws and supervise the preparation and filing of all tax and information returns that the Fund may be required to file;

(s)                 take any action that may be necessary or appropriate for the continuation of the Fund's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Fund to conduct the business in which it is engaged;

(t)              admit Members to the Fund in accordance with Section 3.1 hereof; admit an assignee of a Member's Shares to be a Substituted Member in the Fund, pursuant to and subject to the terms of Section 11.6 hereof, without the consent of any Member; admit additional Persons as Members by creating and issuing Shares or other equity interests from time to time with terms of admission or issuance providing for the creation of different classes, groups or series of membership interests having different rights, powers and duties, which rights, powers and duties may be senior, pari passu or junior to the rights, powers and duties of the Shares, as determined by the Board of Managers without the consent of Members and as permitted under the Act;

(u)               value the assets of the Fund from time to time pursuant to and consistent with the policies of the Fund with respect thereto as in effect from time to time;

(v)               borrow money or otherwise incur indebtedness primarily for working capital needs, such as satisfying capital calls from Underlying Funds, subject to the provisions of applicable law, including the Investment Company Act and the Agreement but not for investment leverage purposes; each Member expressly agrees that any such borrowing may be secured by the assets of the Fund;

(w)               delegate all or any portion of its rights, powers and authority to any committee or subset of the Board of Managers, or to any Management Company, Appropriate Officer or agent of the Fund or of any such Person, subject to the control and supervision of the Managers; and

(x)              perform all normal business functions, and otherwise operate and manage the business and affairs of the Fund, in accordance with and as limited by this Agreement.

4.7              Annual and other Regular Meetings of the Board of Managers. An annual meeting or any regular meeting of the Board of Managers may be held without notice other than this provision. The Board of Managers may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of an annual meeting and any additional regular meetings without notice other than such resolution.

4.8              Special Meetings of the Board of Managers. Special meetings of the Board of Managers may be called by an Appropriate Officer or the Chairman of the Board of Managers, or, if no such Chairman exists, at the request of any two Managers. The person or persons authorized to call special meetings of the Board of Managers may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Managers called by them.

4.9              Notice of Meetings of the Board of Managers. Written notice of any meeting of the Board of Managers shall be given as follows:

(a)               By mail to each Manager at the Manager's mailing address at least five Business Days prior to the meeting; or

(b)               By personal delivery, e-mail or facsimile transmission at least three Business Days prior to the meeting to each Manager.

If mailed by post, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice be given by e-mail or facsimile transmission such notice shall be deemed to be delivered when the e-mail or facsimile transmission is transmitted by the sender.

(c)               Any Manager may waive notice of any meeting. The attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

4.10          Quorum for Board of Managers Meetings. A majority of the number of Managers shall constitute a quorum for the transaction of business at any meeting of the Board of Managers, but if less than such majority is present at a meeting, a majority of the Managers present may adjourn the meeting from time to time without further notice.

4.11          Manner of Acting for Board of Managers. Except as otherwise required by the Act, the Investment Company Act or this Agreement the act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers. Each Manager shall be entitled to one vote upon all matters submitted to the Board of Managers.

4.12          Written Consent by Board of Managers. Unless otherwise required by the Investment Company Act, any action required or permitted to be taken at any meeting of the Board of Managers or by a committee thereof may be taken without a meeting, without prior notice and without a vote if the members of the Board of Managers or such committee that would be required to approve such action at a meeting consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers or such committee.

4.13          Participation by Electronic Means by Board of Managers. Any Manager may participate in a meeting of the Board of Managers or any committee thereof in person or by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear and speak to each other at the same time. Except for purposes of the Investment Company Act, such participation shall constitute presence in person at the meeting.

4.14        Committees of Managers. By resolution adopted by the Board of Managers, the Board of Managers may designate two or more Managers to constitute a committee, any of which shall have such authority in the management of the Fund as the Board of Managers shall designate.

4.15          Manager Presumption of Assent. A Manager of the Fund who is present at a meeting of the Board of Managers at which action on any matter taken shall be presumed to have assented to the action taken unless a dissent shall be entered in the minutes of the meeting or unless the Manager files a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Fund immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

4.16         Manager Power to Bind Fund. No Manager (acting in his capacity as such) shall have any authority to bind the Fund to any agreement with one or more third parties with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board of Managers by the affirmative vote required for such matter pursuant to the terms of this Agreement.

4.17          Liability of the Managers. No Manager shall be: (i) personally liable for the debts, obligations or liabilities of the Fund, including any such debts, obligations or liabilities arising under a judgment, decree or order of a court; or (ii) required to lend any funds to the Fund. The liability of the Managers shall be limited to the maximum extent permitted by the Act.

4.18          Reliance by Third Parties. Persons dealing with the Fund are entitled to rely conclusively upon the power and authority of the Board of Managers, the Appropriate Officers and the Management Company of the Fund herein set forth.

4.19          Appointment of Auditors. Subject to the approval or ratification of the Members and the Disinterested Managers, if and to the extent required under the Investment Company Act, the Board of Managers, in the name and on behalf of the Fund, is authorized to appoint independent certified public accountants for the Fund.

4.20          Contracts with Affiliates. The Board of Managers may, on behalf of the Fund, subject to approval by a majority of the Managers who do not have an interest in the contract and a majority of the Disinterested Managers and in compliance with the Investment Company Act, enter into contracts for goods or services with any affiliate of a Manager, Member, Appropriate Officer, Management Company or any other person, provided that the charges for such goods or services do not exceed those charged by unaffiliated Persons in the area for similar goods and services.

4.21         Obligations of the Managers. The Managers shall devote such time and effort to the Fund business as, in their judgment, may be necessary or appropriate to oversee the affairs of the Fund.

4.22          Other Business of Managers. Any Manager and any affiliate of any Manager may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, whether such ventures are competitive with the Fund or otherwise. Neither the Fund nor any Member shall have any rights or obligations by virtue of this Agreement or the Fund relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Fund, shall not be deemed wrongful or improper. Neither the Managers nor any affiliate of any Manager shall be obligated to present any investment opportunity to the Fund.

4.23          Limitations on Board of Managers and Appropriate Officers. Notwithstanding anything expressed or implied to the contrary in this Agreement (other than Article XI), the Board of Managers and the Appropriate Officers shall not authorize or otherwise cause or allow the Fund to purchase all or any portion of any Member's Shares (or any attributes thereof).

Article V.
MANAGEMENT COMPANY

5.1           The Management Company. The Board of Managers shall, on behalf of the Fund, retain the Management Company to provide various management, administrative and other services to the Fund pursuant to the terms of the Management Agreement. The Members acknowledge and agree that, so long as the Management Agreement (or a successor agreement) is in effect, the Board of Managers shall delegate the authority to make such management, administrative and other decisions to the Management Company. Notwithstanding anything herein to the contrary, so long as the Management Agreement (or a successor agreement) is in effect, the Board of Managers shall have no responsibility for making any management or administrative decisions on behalf of the Fund that have been so delegated to the Management Company, but shall be responsible for monitoring the performance of the Management Company in accordance with the Management Agreement. Notwithstanding any other provision of this Agreement, the Management Company may delegate or assign to any Person any rights, power and authority vested by this Agreement to the extent permissible by the 1940 Act and other applicable law.

Article VI.
OFFICERS

6.1          Appropriate Officers. The day-to-day management and operation of the Fund and its business shall be the responsibility of the Appropriate Officers of the Fund, subject to the supervision and control of the Board of Managers. The Appropriate Officers shall, subject to the supervision and control of the Board of Managers, exercise all powers necessary and convenient for the purposes of carrying on the business of the Fund, on behalf and in the name of the Fund. Notwithstanding anything to the contrary contained herein, the acts of an Appropriate Officer in carrying on the business of the Fund as authorized herein shall bind the Fund.

The Appropriate Officers of the Fund shall be chosen by the Board of Managers and shall include a President, a Secretary and a Treasurer. The Board of Managers may also choose a Chairman of the Board of Managers (who must be a Manager) and the following additional Appropriate Officers: a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer, and one or more Vice Presidents (and, in the case of each Vice President, with such descriptive title, if any, as the Board of Managers shall determine), Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law. The officers of the Fund need not be Members of the Fund or, except in the case of the Chairman of the Board, Managers of the Fund.

6.2            Election of Officers. The Board of Managers shall elect the officers of the Fund who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Managers; and all officers of the Fund shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any officer elected by the Board of Managers may be removed at any time, with or without Cause, by the affirmative vote of the Board of Managers or upon the Incapacity of such officer. Any vacancy occurring in any office of the Fund shall be filled by the Board of Managers. The salaries of all officers of the Fund shall be fixed by the Board of Managers. The Board of Managers may delegate such duties to any such officers or other employees, agents and consultants of the Fund as the Board of Managers deems appropriate, including the power, acting individually or jointly, to represent and bind the Fund in all matters, in accordance with the scope of their respective duties.

6.3          Voting Securities Owned by the Fund. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Fund may be executed in the name of and on behalf of the Fund by the President or any Vice President or any other officer authorized to do so by the Board of Managers and any such officer may, in the name of and on behalf of the Fund, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Fund may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Fund might have exercised and possessed if present. The Board of Managers may, by resolution, from time to time confer like powers upon any other person or persons.

6.4           Chairman of the Board of Managers. The Chairman of the Board of Managers, if there be one, shall preside at all meetings of the Members and of the Board of Managers. The Chairman of the Board of Managers shall be selected from time to time by the Board of Managers. The Chairman of the Board of Managers shall also perform such other duties and may exercise such other powers as may from time to time be assigned by this Agreement or by the Board of Managers.

6.5           President. The President shall, subject to the control of the Board of Managers and, if there be one, the Chairman of the Board of Managers, have general supervision of the business of the Fund and shall see that all orders and resolutions of the Board of Managers are carried into effect. The President or, when authorized by this Agreement, the Board of Managers or the President, the other officers of the Fund shall execute all bonds, mortgages, contracts, documents and other instruments of the Fund. In the absence or disability of the Chairman of the Board of Managers, or if there be none, the President, shall preside at all meetings of the Members and the Board of Managers. Unless the Board of Managers shall otherwise designate, the President shall be the Chief Executive Officer of the Fund. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by this Agreement or by the Board of Managers.

6.6            Vice Presidents. At the request of the President or in the President's absence or in the event of the President's inability or refusal to act (and if there be no Chairman of the Board of Managers), the Vice President, or the Vice Presidents if there is more than one (in the order designated by the Board of Managers), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers and duties as the Board of Managers, the Chairman of the Board of Managers or the President from time to time may prescribe. The Vice President shall act under the supervision of the President. If there be no Chairman of the Board of Managers and no Vice President, the Board of Managers shall designate the officer of the Fund who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

6.7          Secretary. The Secretary shall attend all meetings of the Board of Managers and all meetings of Members and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Managers when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board of Managers, and shall perform such other duties as may be prescribed by the Board of Managers, the Chairman of the Board of Managers or the President, under whose supervision the Secretary shall act. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the Members and special meetings of the Board of Managers, and if there be no Assistant Secretary, then either the Board of Managers or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Fund, if any, and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Secretary may give general authority to any other officer to affix the seal of the Fund and to attest to the affixing by such officer's signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

6.8           Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Fund and shall deposit all moneys and other valuable effects in the name and to the credit of the Fund in such depositories as may be designated by the Board of Managers. The Treasurer shall disburse the funds of the Fund as may be ordered by the Board of Managers, taking proper vouchers for such disbursements, and shall render to the President and the Board of Managers, at its regular meetings, or when the Board of Managers so requires, an account of all transactions as Treasurer and of the financial condition of the Fund. If required by the Board of Managers, the Treasurer shall give the Fund a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Managers for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Fund, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under the Treasurer's control belonging to the Fund.

6.9             Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Managers, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary's disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

6.10          Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Managers, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer's disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Managers, an Assistant Treasurer shall give the Fund a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Managers for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Fund, in case of the Assistant Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer's possession or under the Assistant Treasurer's control belonging to the Fund.

6.11          Other Officers. Such other officers as the Board of Managers may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Managers, the Chairman of the Board of Managers or the President. The Board of Managers may delegate to any other officer of the Fund the power to choose such other officers and to prescribe their respective duties and powers.

Article VII.
[Reserved]

Article VIII.
DISTRIBUTIONS

8.1              [Reserved]

8.2             Distributions.

(a)               The Fund shall make distributions to the Members at such times and in such amounts as determined by the Managers in their sole discretion in accordance with the Members' respective Share ownership at the time of such distribution. Subject to Section 13.2 hereof regarding liquidating distributions, such distributions will be paid to the Members pro rata.

(b)               Distributions may be made in cash or Shares or a combination thereof as determined by the Managers or pursuant to any program that the Fund may have in effect at the time for the election by each Member or other holder of Shares of the mode of the making of such distribution to that person. Any distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with Section 8.3 hereof. Notwithstanding anything in this Agreement to the contrary, the Managers may at any time declare and distribute a distribution of Shares or other property pro rata among the Members or other holders of Shares at the date and time of record established for the payment of such distributions.

8.3              Valuation. The value of any asset of the Fund shall be determined in good faith in the sole discretion of the Board of Managers based upon all available relevant information. The Board of Managers shall be entitled to rely on any valuations provided to it by third parties, including the Underlying Funds and the Management Company, but shall not be bound by such valuations.

Article IX.
FUND EXPENSES

9.1             Fund Expenses.

(a)               Except as set forth herein or in another agreement between the Fund and the Management Company, the Management Company shall bear all of its costs incurred in providing services to the Fund.

(b)               The Fund shall bear: all management fees payable to the Management Company; all expenses (including financing, due diligence, travel and other costs) related to the acquisition, holding, monitoring and disposition of the Underlying Funds (including expense associated with potential investments or dispositions that are not consummated); accounting, audit and tax preparation fees and expenses; administrative expenses and fees; legal fees and expenses, custody and escrow fees and expenses; the costs of any errors and omissions/directors and officers liability insurance or any fidelity bond; all costs and charges for equipment or services used in communicating information regarding the Fund's transactions between the Management Company and any custodian or other agent engaged by the Fund; interest expenses (including, without limitation, non-investment related interest expenses); any extraordinary expenses; and such other expenses as may be approved from time to time by the Board. The Fund will also bear its pro rata portion of the management fees of the Underlying Funds, as well as carried interest allocations in such Underlying Funds, investment-related expenses and other expenses, including, but not limited to, non-investment related interest expense and fees and disbursements of attorneys and accountants engaged on behalf of each Underlying Fund.

Article X.
INDEMNIFICATION

10.1          Indemnification.

(a)               None of the Managers, the Management Company or any of their respective Affiliates, principals, members, shareholders, partners, officers, directors, employees, agents and representatives (each an "Indemnified Person") shall have any liability, responsibility or accountability in damages or otherwise to any Member or the Fund for, and the Fund agrees, to the fullest extent permitted by law, to indemnify, pay, protect and hold harmless each Indemnified Person from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Indemnified Persons or the Fund) and all costs of investigation in connection therewith which may be imposed on, incurred by, or asserted against the Indemnified Persons or the Fund in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Fund, on the part of the Indemnified Persons when acting on behalf of the Fund or otherwise in connection with the business or affairs of the Fund, or on the part of any agents when acting on behalf of the Fund (collectively, the "Indemnified Liabilities"); provided that the Fund shall not be liable to any Indemnified Person for any portion of any Indemnified Liabilities which results from such Indemnified Person's willful misconduct, bad faith or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of his, her or its obligations and duties. The indemnification rights provided for in this Section 10.1(a) shall survive the termination of the Fund or this Agreement. Any indemnification rights provided for in this Section 10.1(a) shall be retained by any removed, resigned or withdrawn Manager, Management Company or agent and its constituent Indemnified Persons. Any indemnification rights provided for in this Section 10.1(a) shall also be retained by any Person who has acted in the capacity of officer, director, partner, employee, agent, stockholder or Affiliate of an Indemnified Person after such Persons shall have ceased to hold such positions.

(b)               The right of any Indemnified Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Person's successors, assigns and legal representatives.

(c)               The provision of advances from Fund funds to an Indemnified Person for legal expenses and other costs incurred as a result of any legal action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Indemnified Person in the performance of its duties or provision of its services on behalf of the Fund or otherwise in connection with the business or affairs of the Fund; and (ii) the Indemnified Person undertakes to repay any funds advanced pursuant to this Section 10.1(c) in any case in which such Indemnified Person would not be entitled to indemnification under Section 10.1(a) hereof. If advances are permissible under this Section10.1(c), the Indemnified Person shall furnish the Fund with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Fund for, or otherwise request the Fund to pay, at any time and from time to time after such Indemnified Person shall become obligated to make payment therefor, any and all amounts for which such Indemnified Person believes in good faith that such Indemnified Person is entitled to indemnification under Section 10.1(a) hereof. The Fund shall pay any and all such bills and honor any and all such requests for payment within 60 days after such bill or request is received by the Fund, and the Fund's rights to repayment of such amounts shall be secured by the Indemnified Person's interest in the Fund, if any, or by such other security as the Managers may require. In the event that a final judicial (or binding arbitration) determination is made that the Fund is not so obligated in respect of any amount paid by it to a particular Indemnified Person, such Indemnified Person will refund such amount within 60 days of such final determination, and in the event that a final determination is made that the Fund is so obligated in respect to any amount not paid by the Fund to a particular Indemnified Person, the Fund will pay such amount to such Indemnified Person within 60 days of such final determination, in either case together with interest (at the lesser of (x) the Applicable Rate and (y) the maximum rate permitted by applicable law) from the date paid by the Fund until repaid by the Indemnified Person or the date it was obligated to be paid by the Fund until the date actually paid by the Fund to the Indemnified Person.

(d)               With respect to the liabilities of the Fund, all such liabilities:

(i)                 shall be liabilities of the Fund as an entity, and shall be paid or otherwise satisfied from the Fund's assets; and

(ii)              except to the extent otherwise required by law, shall not in any event be payable in whole or in part by any Member, Manager, the Management Company or by any director, officer, trustee, employee, agent, shareholder, beneficiary, member or partner of any of them.

(iii)            The Board of Managers may cause the Fund, at the Fund's expense, to purchase insurance to insure the Indemnified Persons against liability hereunder (including liability arising in connection with the operation of the Fund), including, without limitation, for a breach or an alleged breach of their responsibilities hereunder.

Article XI.
REPURCHASE OF Shares; mANDATORY WITHDRAWAL
TRANSFERS OF Shares

11.1          Repurchase of Shares.

(a)               Except as otherwise provided in this Agreement, no Member or other person holding any Shares shall have the right to withdraw or tender to the Fund for repurchase any such Shares. The Board of Managers may from time to time, and in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to offer to repurchase Shares from Members, including the Management Company or any of its affiliates, pursuant to written tenders. In determining whether to cause the Fund to offer to repurchase Shares from Members pursuant to written tenders, the Board may consider the following factors, among others:

(i)                 whether any Members have requested to tender Shares to the Fund;

(ii)              the liquidity of the Fund's assets (including fees and costs associated with withdrawing from Underlying Funds);

(iii)            the investment plans and working capital requirements of the Fund;

(iv)             the relative economies of scale of the tenders with respect to the size of the Fund;

(v)               the history of the Fund in repurchasing Shares;

(vi)             the availability of information as to the value of the Fund's investments;

(vii)          the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

(viii)        the anticipated tax consequences of any proposed repurchases of Shares; and

(ix)             the recommendations of the Management Company.

The Board shall cause the Fund to repurchase Shares pursuant to written tenders only on terms fair to the Fund and to all Members (including persons holding Shares acquired from Members), as applicable.

(b)               Repurchases of Shares by the Fund shall be payable in non-interest bearing promissory notes, unless the Board of Managers, in its discretion, determines otherwise, or, in the discretion of the Board of Managers, in securities (or any combination of securities and cash) of equivalent value. All such repurchases shall be subject to any and all conditions as the Board of Managers may impose and shall be effective as of a date set by the Board of Managers after receipt by the Fund of all eligible written tenders of Shares. The amount due to any Member whose Shares are repurchased shall be equal to the net asset value of such Member's Shares as applicable as of the effective date of repurchase.

11.2          Mandatory Withdrawal. Subject to applicable law, the Board of Managers may cause the Fund to repurchase at net asset value Shares of a Member or any Person acquiring Shares from or through a Member if the Board of Managers determines or has reason to believe that:

(i)                 such Shares have been transferred in violation of Section 11.3 hereof;

(ii)              such Member or Person does not meet any investor eligibly requirements established by the Fund from time to time;

(iii)            ownership of Shares by such Member or Person is likely to cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(iv)             continued ownership of Shares by such Member or Person may be harmful or injurious to the business or reputation of the Fund, the Managers or the Management Company, or may subject the Fund or any of the Members to an undue risk of adverse tax or other consequences or restrictions;

(v)               any of the representations and warranties made by such Member or Person in connection with the acquisition of Shares was not true when made or has ceased to be true; or

(vi)             such Member or Person is likely to be subject to additional regulatory or compliance requirements under special laws or regulations by virtue of continuing to hold any Shares;

(vii)          the account balance of the Member or Person falls below a level specified in the Prospectus; or

(viii)        it would be in the interests of the Fund, as determined by the Board of Managers, for the Fund to repurchase such Shares.

11.3          Transfers of Shares.

(a)               A Member may not transfer, assign, sell, pledge, hypothecate or otherwise dispose of any of the attributes of his, her or its Shares (collectively, a "Transfer"), in whole or in part, to any Person, unless (i) it is by operation of law in connection with the death, divorce, bankruptcy, insolvency or adjudicated incompetence of such Member, or (ii) with the prior written consent of the Board of Managers, which consent the Board of Managers may withhold in its sole discretion, and any attempted Transfer of Shares shall be null and void ab initio unless effected in accordance with this Article XI.

(b)               Notwithstanding Section 11.3(a) hereof, the Board of Managers will not unreasonably withhold its consent to the Transfer of a Member's Shares to a family member, trust, or other similar Person or entity for estate planning purposes.

(c)               The Board of Managers may condition its consent to a Transfer under Section 11.3(a) hereof on the Transfer meeting each of the following conditions:

(i)                 such Transfer does not require the registration or qualification of the Shares pursuant to any applicable federal or state securities or "blue sky" laws;

(ii)              such Transfer does not result in a violation of the Investment Company Act or other laws ordinarily applicably to such transactions;

(iii)            the transferor and purported transferee each shall have represented to the Managers in writing that such Transfer was not effected through a broker-dealer or matching agent that makes a market in Shares or that provides a readily available, regular and ongoing opportunity to Members to sell or exchange their Shares;

(iv)             the transferor shall reaffirm, and the purported transferee shall affirm, in writing his, her or its agreement to indemnify as described in Section 11.5 hereof;

(v)               no facts are known to the Managers that cause the Managers to conclude that such transfer will have a material adverse effect on the Fund; and

(vi)             the transferee has agreed in writing to become a party to, "member" under and subject to all of the terms, obligations and limitations of this Agreement.

11.4          Effect of Transfers. Upon any Transfer approved by the Board of Managers, the transferee of the transferred Shares shall be entitled to (i) the right to tender such Shares for repurchase by the Fund in connection with an offer to repurchase Shares made by the fund, and (ii) receive the distributions to which the transferring Member would be entitled with respect to such transferred Shares, but shall not be entitled to exercise any of the other rights of a Member with respect to such transferred Shares, including, without limitation, the right to vote, unless and until such transferee is admitted to the Fund as a Substituted Member pursuant to Section 11.6 hereof. The transferring Member shall cease to be a member of the Fund if it has assigned all of its Units.

11.5          Transfer Indemnity. Each Member hereby agrees to indemnify and hold harmless the Fund, the Management Company, the Managers, and each other Member (and any successor or assign of any of the foregoing) from and against all taxes, costs, claims, damages, liabilities, losses and expenses (including losses, claims, damages, liabilities, costs and expenses of any judgments, fines and amounts paid in settlement), joint or several, to which those persons may become subject by reason of or arising from any Transfer made in contravention of the provisions of this Agreement or any misrepresentation made by such Member in connection with any purported Transfer.

11.6        Substituted Members. No transferee of transferred Shares shall be admitted as a Member (each such transferee, a "Substituted Member") until each of the following conditions has been satisfied:

(a)               the written consent of the Board of Managers, which may be withheld or granted in the sole and absolute discretion of the Board of Managers;

(b)               the execution and delivery to the Fund of a counterpart of this Agreement by the Substituted Member or its agent or attorney-in-fact;

(c)               receipt by the Fund of other written instruments that are in form and substance satisfactory to the Board of Managers (as determined in its sole discretion), including, without limitation, an opinion of counsel regarding the tax or regulatory effects of such admission;

(d)               payment by the Substituted Member to the Fund of an amount determined by the Board of Managers to be equal to the costs and expenses incurred in connection with such assignment, including, without limitation, costs incurred in preparing and filing such amendments to this Agreement as may be required;

(e)               the updating of the books and records of the Fund to reflect the Person's admission as a Substituted Member; and

(f)                any other information or documentation as the Managers may request.

11.7         Effect of Death, Etc. The death, retirement, withdrawal, expulsion, disability, Incapacity, incompetency, bankruptcy, insolvency or dissolution of a Member, or the occurrence of any other event under the Act that terminates the continued membership of a Member as a member of the Fund, shall not cause the Fund to be dissolved and its affairs to be wound up so long as the Fund has at least one Member at all times. Upon the occurrence of any such event, the business of the Fund shall be continued without dissolution. The legal representatives, if any, of a Member shall succeed as assignee to the Member's Shares upon death, Incapacity, incompetency, bankruptcy, insolvency or dissolution of a Member, but shall not be admitted as a Substituted Member except under the provisions of Section 11.6 hereof. The Shares held by such legal representative of a Member shall not be included in calculating the Shares of the Members required to take any action under this Agreement.

Article XII.
ACCOUNTING

12.1          Books and Records. In compliance with Section 31 of the Investment Company Act, the books and records of the Fund, and a list of the names and residence, business or mailing addresses and Shares of all Members, shall be maintained at the principal executive offices of the Fund or such other location as the Board of Managers may approve. The Fund shall not be required to provide any documentation or other information to Members except that which it is required to provide under the Investment Company Act, the Act or other applicable law. Each Member shall have the right to obtain from the Fund from time to time upon reasonable demand for any proper purpose reasonably related to the Member's interest as a Member of the Fund, and upon paying the costs of collection, duplication and mailing, the documents and other information which the Fund is required to provide under the Investment Company Act, the Act or other applicable law. Any demand by a Member pursuant to this Section 12.1 shall be in writing and shall state the purpose of such demand. The Fund may maintain such other books and records and may provide such financial or other statements as the Managers or the Appropriate Officers in their discretion deem advisable. The books and records of the Fund shall be audited by the Fund's independent accountants as of the end of each Fiscal Year, commencing with the first partial Fiscal Year, of the Fund.

12.2          Annual Reports to Current Members. As soon as practicable after the end of each Fiscal Year, the Fund shall prepare and distribute to the Members, at the expense of the Fund, an annual report containing a summary of the year's activity and such financial statements and schedules as may be required by law or as the Managers may otherwise determine.

12.3          Filing of Tax Returns. The Fund shall provide the Members with such information as may be reasonably required in the discretion of the Management Company for purposes of allowing the Members to prepare and file their own U.S. federal, state and local tax returns. Each Member shall be required to report for all tax purposes consistently with such information provided by the Fund.

12.4          Certain Tax Information. Each Member shall execute any relevant document, furnish any information and documentation (including an Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable) or otherwise take any action as the Board of Managers determines necessary for the Fund to comply with any tax accounting, withholding or reporting obligation.

12.5          Determinations Binding. Any determination made or position taken by the Managers with respect to tax filing or accounting matters shall be final and binding upon the Members and their respective legal representatives and the Members agree to file consistently with such determinations or positions of the Managers.

Article XIII.
DISSOLUTION AND TERMINATION

13.1          Dissolution. The Fund shall be dissolved upon the occurrence of any of the following:

(a)               the affirmative vote to dissolve the Fund by either (i) a majority of the Board of Managers, or (ii) Members who in the aggregate own more than 75% of the outstanding Shares;

(b)               the sale or other disposition at any one time of all or substantially all of the assets of the Fund; and

(c)               a decree of dissolution entered against the Fund under the Act.

Dissolution of the Fund shall be effective on the day on which the event occurs giving rise to the dissolution, but the Fund shall not terminate until the assets of the Fund have been distributed as provided in Section 13.2 hereof and the Certificate of Formation of the Fund has been canceled.

13.2          Liquidation. On dissolution of the Fund, a liquidator shall be selected by the Board of Managers, if still constituted, or otherwise shall be a Person proposed and approved by a Majority in Interest of the Members. Those Fund assets that the liquidator determines should be liquidated shall be liquidated as promptly as possible, but in an orderly and business-like manner to maximize proceeds. Assets that the liquidator determines to distribute in kind shall be so distributed in a manner consistent with applicable law. If the liquidator determines that an immediate sale at the time of liquidation of all or part of the Fund's assets would be unduly disadvantageous to the Members, the liquidator may either defer liquidation and retain the assets for a reasonable time, or distribute the assets to the Members in kind. The liquidator shall then wind up the affairs of the Fund and distribute the proceeds of the Fund in the following order or priority:

(a)               to the payment of the expenses of liquidation and to creditors (including Members who are creditors, to the extent permitted by law) in satisfaction of liabilities of the Fund other than liabilities for distributions to Members, in the order of priority as provided by law; then

(b)               to the setting up of any reserves that the liquidator may deem necessary or appropriate for any anticipated obligations or contingencies of the Fund or of the liquidator arising out of or in connection with the operation or business of the Fund. Such reserves may be paid over by the liquidator to an escrow agent or trustee proposed and approved by the liquidator to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as the liquidator shall deem advisable, to be distributed by such escrow agent or trustee in the manner hereinafter provided; and then

(c)               to the Members or their legal representatives in accordance with Section 8.2(a).

13.3          Termination. The liquidator shall comply with any requirements of the Act or other applicable law pertaining to the winding up of a limited liability company, at which time the Fund shall stand terminated.

Article XIV.
POWER OF ATTORNEY

14.1          Power of Attorney. Each Member hereby irrevocably constitutes and appoints the Management Company and each of the Managers, and their designees, as such Member's true and lawful agents and attorneys-in-fact, with full power and authority in such Member's name, place, and stead, to make, execute, acknowledge, deliver, swear to, file and record the following documents and instruments in accordance with the other provisions of this Agreement:

(a)               this Agreement and a certificate of formation, a certificate of doing business under fictitious name and any other instrument or filing which the Management Company or the Managers consider necessary or desirable to carry out the purposes of this Agreement or the business of the Fund or that may be required under the laws of any state or local government, or of any other jurisdiction;

(b)               any and all amendments, restatements, cancellations, or modifications of the instruments described in Section 14.1(a) hereof;

(c)               any and all instruments related to the admission, removal, or withdrawal of any Member; and

(d)               all documents and instruments that may be necessary or appropriate to effect the dissolution and termination of the Fund, pursuant to the terms hereof.

14.2          Irrevocability. The foregoing power of attorney is coupled with an interest and such grant shall be irrevocable. Such power of attorney shall survive the subsequent Incapacity of any such Member or the Transfer of any or all of such Member's Shares; provided, however, that this power of attorney granted by each Member shall expire as to such Member immediately after the cancellation of the Fund or the complete withdrawal of such Member as a Member of the Fund.

14.3         Priority of Agreement. In the event of any conflict between provisions of this Agreement or any amendment hereto and any documents executed, acknowledged, sworn to, or filed by the Management Company or any Manager under this power of attorney, this Agreement and its amendments shall govern.

14.4          Exercise of Power. To the fullest extent permitted by law, this power of attorney may be exercised by such attorney in-fact and agent for all Members (or any of them) by a single signature of the Management Company or any Manager with or without listing all Members executing an instrument.

Article XV.
MISCELLANEOUS

15.1          Amendments. Except as otherwise specified in this Agreement or required by the Investment Company Act or other applicable law, this Agreement may be amended by the Managers without the consent of any Member or any other Person; provided that:

(a)                no amendment shall adversely and disproportionately affect the rights or obligations of a Member, including the rights or obligations of a Member as compared to any other Member of the same Class, in any material respect without the approval of a Majority in Interest of the affected Members;

(b)                no amendment shall adversely and disproportionately affect the rights or obligations of Members  of any particular Class as compared to the Members of other Classes in any material respect without the approval of a Majority in Interest of the Members of the affected Class;

(c)                no amendment shall, (i) without the approval of the affected Member, increase the obligations of such Member to make capital contributions or other payments beyond the obligations of such Member to make capital contributions or other payments as set forth in this Agreement, or adversely affect the limited liability of such Member, or (ii) without the approval of a Majority in Interest of the Members, amend this Section 15.1;

(d)                no amendment shall, without the approval of the Members having Shares representing the required percentages of Shares specified in any provision of this Agreement required for any action or approval of the Members, amend such provision; and

(e)               the Board of Managers, without obtaining the consent of any of the Members or any other Pereson, may amend (i) this Agreement to correct typographical errors or eliminate ambiguities or to make any other immaterial change that would not, as determined by the Board of Managers in good faith, be materially adverse to any Member not consenting thereto, provided that the Board of Managers shall deliver a copy of each such amendment to each Member at least five Business Days prior to the effectiveness thereof, and (ii) this Agreement as appropriate to enable Persons that are employee benefit plans to invest in the Fund through a group trust or other special purpose vehicle that would become a Member in lieu of direct investments by such Persons. No approvals under Sections 15.1(a)-(d) shall be required to the extent an amendment to this Agreement is adopted pursuant to this Section 15.1(e). For the avoidance of doubt, this Section 15.1(e) shall not be deemed a restriction or limitation on the powers of the Managers to amend this Agreement in accourdance with the other provisions of this Section 15.1.

15.2          Certificate of Formation. On each subsequent change in the Fund specified in the Act, the Managers shall to the extent required by the Act cause to be executed and acknowledged an amended certificate of formation pursuant to the provisions of the Act, which will be duly filed as prescribed by Delaware law.

15.3        Delaware Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted according to, the laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by applicable federal law.

15.4          Counterparts. This Agreement may be executed in counterparts, and all counterparts so executed shall constitute one agreement that shall be binding on all the parties hereto. Any counterpart of this Agreement that has attached to it separate signature pages which altogether contain the signatures of all Members or their attorneys-in-fact shall for all purposes be deemed a fully executed instrument.

15.5         Binding upon Successors and Assigns. Subject to and unless otherwise provided in this Agreement, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors, successors-in-title, heirs and assigns of the respective parties hereto.

15.6          Notices. Subject to and unless otherwise provided in this Agreement and applicable law, any and all notices, elections, demands or reports permitted or required to be made under this Agreement shall be in writing (including electronic form), and shall be delivered personally, sent by facsimile or e-mail (with a copy by regular mail, if requested in writing by such Member), sent by overnight courier or sent by registered or certified mail, return receipt requested, addressed to that party at the respective address shown on the Fund's books and records, or to such other address as that party shall indicate by proper notice to the Board of Managers, in the same manner as provided above. The date of personal delivery, the date the facsimile or e-mail is sent to the recipient, the date one day after deposit with an overnight courier and the date three days after the date of mailing (by certified mail or by regular mail) as the case may be, shall be the date of such notice.

15.7         Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be effected thereby, but shall be enforced to the maximum extent possible under applicable law.

15.8          Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject hereof and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto.

15.9          Headings, Etc. The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter genders shall include the masculine, the feminine and the neuter.

15.10       Waiver of Partition. Except as may otherwise be provided by law in connection with the winding up, liquidation and dissolution of the Fund, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Fund's property.

15.11      Survival of Certain Provisions. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Fund until the expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

15.12       Confidentiality. In connection with the organization of the Fund and its ongoing business, the Members will receive or have access to confidential proprietary information concerning the Fund, including, without limitation, portfolio positions, valuations, information regarding potential investments, financial information, trade secrets and the like (the "Confidential Information"), which is proprietary in nature and non-public. No Member, nor any Affiliate of any Member, shall disclose or cause to be disclosed any Confidential Information to any person nor use any Confidential Information for its own purposes or its own account, except in connection with its investment in the Fund and except as otherwise required by any regulatory authority, law or regulation, or by legal process.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

ORGANIZATIONAL MEMBER

/s/ James Bowden
Name: James Bowden

[NB Crossroads Private Markets Access Fund]

SCHEDULE A

Schedule of Managers

Virginia G. Breen

Alan Brott

Victor F. Imbimbo, Jr.

Thomas F. McDevitt

Stephen V. Murphy

Thomas G. Yellin